                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-12

                                   HEALTHAXIS INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)


Payment of Filing Fee (Check the appropriate box):



/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                              [ LOGO ] Healthaxis







Dear Shareholder:

      You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Healthaxis Inc. (the "Company") which will be held on May 21, 2002, at 9:30 a.m., Central Standard Time, at the offices of the Company located at 5215 N. O'Connor Blvd., Suite 800, Irving, Texas 75039. The official Notice of Annual Meeting together with a proxy statement and form of proxy are enclosed. Please give this information your careful attention.

      Healthaxis invites all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

                                 Sincerely,


                                 /s/ James W. McLane
                                 ------------------------------
                                 James W. McLane
                                 Chairman, President and Chief Executive Officer

                                 HEALTHAXIS INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 21, 2002





TO THE SHAREHOLDERS OF HEALTHAXIS INC.:

      Healthaxis Inc. will hold its Annual Meeting of Shareholders at 9:30 a.m., Central Standard Time, on May 21, 2002, at the executive offices of Healthaxis Inc. located at 5215 N. O'Connor Blvd., Suite 800, Irving, Texas 75039, for the following purposes:

      1. To elect nine directors to serve until the next annual meeting of shareholders and until their successors are duly elected;

      2. To ratify the selection of Ernst & Young, LLP as the Company's independent accountants for the fiscal year ending December 31, 2002; and

      3. To act upon such other matters as may properly come before the meeting.

      The Board of Directors has fixed the close of business on April 4, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

      YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE BY COMPLETING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD OR BY OTHER MEANS MADE AVAILABLE BY YOUR BANK, BROKER OR NOMINEE. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                           /s/ J. Brent Webb
                                           ------------------------
                                           J. BRENT WEBB
                                           SECRETARY
Irving, TX
April 24, 2002

                                 HEALTHAXIS INC.
                             5215 N. O'CONNOR BLVD.
                                    SUITE 800
                                IRVING, TX 75039

                          ----------------------------
                                 PROXY STATEMENT
                          ----------------------------


      The accompanying proxy is solicited by and on behalf of the Board of Directors of Healthaxis Inc. for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 21, 2002, at 9:30 a.m., Central Standard Time, at the offices of the Company located at 5215 N. O'Connor Blvd., Suite 800, Irving, TX 75039, and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will be sent or given to shareholders is April 24, 2002. All references in this Proxy Statement to the "Company" includes Healthaxis Inc. and its subsidiaries.

      If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy, or if no vote is specified, it will be voted FOR each of the matters described in this Proxy Statement. You may revoke your proxy at any time before it is exercised by writing to the Company's Secretary, by timely delivering a properly executed, later-dated proxy or by voting by ballot at the annual meeting. The method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or nominee, you must obtain a proxy, executed in your favor, from the bank, broker or nominee, to be able to vote at the Annual Meeting.

      The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors, officers or employees of the Company and its subsidiaries without additional compensation. Upon request by banks, brokers and nominees who are record holders of the Company's Common Stock, par value $0.10 per share (the "Common Stock"), the Company is required to pay the reasonable expenses incurred by such banks, brokers and nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the Common Stock.

                       OUTSTANDING STOCK AND VOTING RIGHTS

      The Company had 53,711,070 shares of Common Stock outstanding at the close of business on April 4, 2002 (the "Record Date"). In order for a quorum to be present at the Annual Meeting, a majority of the outstanding shares of the Company Common Stock entitled to vote as of the close of business on the Record Date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

      Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of any other business matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal. Under Pennsylvania law, an abstention, withholding of authority to vote, or broker non-vote on any proposal will not have the same legal effect as an "against" vote, and will not be counted in determining whether the proposal has received the required shareholder vote.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as of April 4, 2002, the beneficial ownership of the Company Common Stock: (i) by each person known by the Company to be the beneficial owner of five percent or more of the Company's outstanding Common Stock, (ii) by each director and nominee for director of the Company,
(iii) by the Chief Executive Officer, the four most highly compensated executive officers whose compensation exceeded $100,000 during fiscal 2001 and the former Chief Executive Officer of the Company (the "Named Executive Officers"), and
(iv) by the directors, director nominees and executive officers of the Company as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.


     BENEFICIAL OWNERS (1)                                               NUMBER OF SHARES     PERCENT OF
     --------------------------------------------------------------    BENEFICIALLY OWNED(2)     CLASS
                                                                       ---------------------  ----------

     UICI.........................................................         25,105,050(3)        46.40%
     4001 McEwen, Suite 200
     Dallas, TX 75244

     Founders Plan Voting Trust...................................          2,682,798(4)         5.00%
     2500 DeKalb Pike
     East Norriton, PA 19401

     Alvin H. Clemens.............................................           3,987342(5)         7.29%

     Michael Ashker...............................................          2,116,967(6)         3.80%

     Dennis B. Maloney............................................          1,065,532(7)         1.98%

     James W. McLane..............................................            963,220(8)         1.77%

     Henry G. Hager...............................................            143,517)(9)          *

     Adam Gutstein................................................             25,000(10)          *

     Kevin F. Hickey..............................................             18,850(11)          *

     James L. Hopkins.............................................             16,250(12)          *

     Kevin R. Brown...............................................             17,300(13)          *

     John Carradine...............................................            108,000(14)          *

     Emry P. Sisson...............................................             75,344(15)          *

     Vernon Sheppard..............................................            145,430(16)          *

     Mark H. Airhart..............................................            298,142(17)          *

     All directors and executive officers as a group (16 Persons).          9,216,329           15.94%

----------------------------------
* Less than 1%
(1)   The address of each director and executive officer is that of the Company.

(2)   Includes options exercisable within 60 days from April 4, 2002.
(3) Includes 222,396 shares of the Company Common Stock issuable upon exercise of warrants and 185,185 shares of the Company Common Stock issuable upon conversion of a convertible debenture. The total shares shown in the table are based on the Company's most recent records, as supplemented by UICI.
(4) These shares are held in a voting trust and are subject to options granted to certain former employees of Insurdata Incorporated and other UICI subsidiaries pursuant to the terms of options. The shares held in this trust are voted by a majority vote of the trustees of the trust who are Messrs. Ashker, Clemens, Hager and Edward W. LeBaron, Jr., a former director of the Company. As a result, no individual trustee is deemed to have beneficial ownership over these shares. Upon the forfeiture of options covering shares held in this trust, the related shares are distributed to UICI, and upon termination of the voting trust the shares remaining in the trust will be distributed to UICI.
(5) Includes 955,130 shares subject to options, convertible debentures and warrants exercisable within 60 days. Excludes options to purchase 917,920 shares of the Company Common Stock owned by the Beaver Creek Limited Partnership in which Mr. Clemens is a partner for which Mr. Clemens expressly disclaims beneficial ownership.
(6) Includes 1,727,191 shares subject to options and 300,000 shares of the Company Common Stock subject to warrants exercisable within 60 days.
(7) Includes 1,064,532 shares of the Company Common Stock subject to options, which are held in the Founders Plan Voting Trust and are currently exercisable.
(8) Includes options to purchase 661,070 shares of the Company Common Stock exercisable within 60 days.
(9) Includes options to purchase 86,850 shares of the Company Common Stock exercisable within 60 days.
(10) Includes options to purchase 15,000 shares of the Company Common Stock exercisable within 60 days.
(11) Includes options to purchase 18,850 shares of the Company Common Stock exercisable within 60 days.
(12) Includes options to purchase 16,250 shares of the Company Common Stock exercisable within 60 days.
(13) Includes options to purchase 17,300 shares of the Company Common Stock exercisable within 60 days.
(14) Includes options to purchase 83,500 shares of the Company Common Stock exercisable within 60 days.
(15) Includes options to purchase 75,344 shares of the Company Common Stock exercisable within 60 days, 28,387 of which are held in the Founders Plan Voting Trust.
(16) Includes options to purchase 42,763 shares of the Company Common Stock exercisable within 60 days.
(17) Includes options to purchase 297,642 shares of the Company Common Stock exercisable within 60 days, 290,972 of which are held in the Founders Plan Voting Trust.

                       PROPOSAL I - ELECTION OF DIRECTORS

      The Company's Amended and Restated Articles of Incorporation and Bylaws currently provide that the Board shall consist of not less than three nor more than twelve directors, and that within these limits, the number of directors shall be as established by the Board. The Board has set the number of directors at nine. At the Annual Meeting, shareholders will elect nine directors to serve for a term of one year until the next Annual Meeting of Shareholders and until each of their respective successors is elected and qualified, or the earlier of their death, resignation or removal from office. The Company's Amended and Restated Articles of Incorporation do not permit shareholders to cumulate their votes for the election of directors.

      The following table sets forth certain information, as of the Record Date, regarding the Company's Board of Directors. The Board has nominated the nominees named below, which nominees are currently serving as directors. The nominees have consented to being named in the Proxy Statement and to serve if elected. The Board knows of no reason why such nominees would be unable to serve as directors. If any of the nominees should for any reason become unable to serve, then valid proxies will be voted for the election of such substitute nominee as the Board of Directors may designate, or the Board may reduce the number of directors to eliminate the vacancy.


                                                                                        SERVED AS
                                                            POSITION HELD                DIRECTOR    YEAR TERM
NAME                                     AGE               IN THE COMPANY                 SINCE     WILL EXPIRE
---------------------------------------  ---  ----------------------------------------- ---------- ------------
Michael Ashker.....................      49    Director                                    1998        2003

Kevin R. Brown.....................      54    Director                                    2001        2003

Alvin H. Clemens...................      64    Director                                    1989        2003

Adam Gutstein......................      39    Director                                    2001        2003

Henry G. Hager.....................      67    Director                                    1996        2003

Kevin F. Hickey....................      50    Director                                    2001        2003

James L. Hopkins...................      57    Director                                    2001        2003

Dennis B. Maloney..................      55    Director                                    2001        2003

James W. McLane....................      63    Chairman, President & Chief Executive       2001        2003
                                                  Officer

      The biographical information for each director of the Company is set forth below.

      MICHAEL ASHKER has served as a director of the Company and Healthaxis.com, Inc. since 1998. Mr. Ashker is currently the Managing Partner of Agility Partners, LLC, an investment and consulting company. He served as Chairman of the Company and Healthaxis.com, Inc., a subsidiary of the Company, from February 2001 through June 2001, as President and Chief Executive Officer of Healthaxis.com, Inc. from 1998 to February 2001, and as President and Chief Executive Officer of the Company from August 1999 to February 2001. Mr. Ashker was the Managing Director and Portfolio Manager of Lynx Capital Group, LLC, and Managing Member of Lynx Venture Partners I, LLC, from 1995 to 1998.

      KEVIN R. BROWN has served as a director of the Company since 2001. Mr. Brown is currently Chief Executive Officer of Anceta, a for profit affiliate of the American Medical Group Association, formed to develop a national data warehouse of health care information. Prior to joining Anceta, Mr. Brown was a Principal in Healthcare Systems Executive Consulting, a healthcare industry consulting firm. From 1989 to 1999 Mr. Brown served as Chairman, CEO and President of AMISYS Managed Care Systems, a publicly held provider of managed healthcare information systems to the health insurance and HMO industry. Mr. Brown has also held management positions with the Harvard Community Health Plan and Kaiser Permanente.

      ALVIN H. CLEMENS has served as a director of the Company since 1989. Mr. Clemens was Chairman of the Board of the Company and its subsidiaries from October 1989 to February 2001, Chairman of Healthaxis.com, Inc. from 1998 to February 2001, Chief Executive Officer of the Company from 1989 to 1999, and President of the Company from 1993 to 1996. Mr. Clemens has also served as the President of Provident Indemnity Life Insurance Company from November 30, 1999 to the present. Prior to that time, he served as President of Maine National Life Insurance Company from 1989 to 1995, as owner and Chairman of the Board of Maine National Life Insurance Company from 1985 to 1989 and as President and a Director of Academy Life Insurance Company and Pension Life Insurance Company of America from 1970 to 1985.

      ADAM GUTSTEIN has served as a director of the Company since 2001. He has also served as a Director and President of North America of DiamondCluster International, Inc., a global business strategy and technical solutions firm, since February 2000. From 1994 through 2000, Mr. Gutstein served in a variety of management positions with Diamond Technology Partners, a consulting and predecessor firm to Diamond Cluster International, Inc.

      HENRY G. HAGER has served as a director of the Company since 1996. He has also served as a director of American Waterworks Company, an investor owned water treatment and service provider company, since

1986. Mr. Hager was a partner in the law firm of Stradley, Ronon, Stevens and Young from 1994 to 1999. From 1985 to 1999, Mr. Hager served as President and Chief Executive Officer of the Insurance Federation of Pennsylvania.

      KEVIN F. HICKEY has served as a director of the Company since 2001. He has served as the Chairman and Chief Executive Officer of IntelliClaim, a privately held application service provider that provides insurance payors with capabilities for enhancing claim processing efficiency and productivity, since 1999. Mr. Hickey has also served as a director of the American Association of Preferred Provider Organizations since 1999; a director of First Health/HealtheSolutions, a privately held company, since 1982; and a director of Benefit Management Group, a privately held company, since 1997.

      JAMES L. HOPKINS has served as a director of the Company since 2001. He is currently serving as a director of Palomar Mountain Spring Water, Inc., a spring water retailer, 3dfx Interactive, Inc., a former developer of graphics chips and boards, Corel Corporation, a developer of creative and business applications software products, LNNi, Inc., an online legislative service, and Enseo, Inc., a developer of PC -based add in boards for video on demand, and Wavefly Corporation, a digital information hardware and software company. Mr. Hopkins served as Chairman of the Board and Chief Executive Officer of Micrografx, Inc. from October 2000 until October 2001. Prior to that position, Mr. Hopkins served as managing director of Hoak, Breedlove, Wesneski & Co., a Texas based "technology boutique" investment banking and financial services firm, from October 1999 until October 2000. From March 1990 until October 1999 Mr. Hopkins served as the Chief Financial Officer for STB Systems, Inc., a manufacturer of computer graphic subsystems, and Senior Vice President of 3dfx Interactive, Inc.

      DENNIS B. MALONEY has served as a director of the Company since 2001. He is currently the President of Symcor Services Inc, Item Processing Division, a company that provides financial transaction outsourcing services for North American banks. Mr. Maloney served as Chief Operating Officer of the Company from February 2001 through April 2001, and served as a director and Chief Operating Officer of Healthaxis.com, Inc. from January 2000 through April 2001. Mr. Maloney served as President and Chief Executive Officer of Insurdata Incorporated from January 1997 to January 2000, and a director of Insurdata Incorporated from March 1997 to January 2000, when it was merged with Healthaxis.com, Inc. Prior to such time, he was an executive officer of SHL Systemhouse, a systems integration company, from 1976 until October 1996.

      JAMES W. MCLANE has served as a director of the Company since 2001. He has also served as President and Chief Executive Officer since February 2001, Chairman since July 2001, and as a director of Healthaxis.com, Inc. since August 2000. He also serves as a director of Beverly Enterprises, Inc., a healthcare services provider. Mr. McLane served as President and Chief Operating Officer of NovaCare, Inc., a provider of physical therapy and orthotics and prosthetics devices and services, from 1997 to 2000; Executive Vice President of Aetna Life & Casualty and Chief Executive Officer of Aetna Health Plans from 1991 to 1996. Prior to that time, he served as Senior Vice President and Division Executive of Citibank's Corporate Finance Division; Europe/Middle East & Africa Division of the Capital Markets Group, and Citicorp's Global Insurance Division and Capital Investments Division. During this period, he also served as Chairman of Ambac, Inc. and CapMac, Inc., companies which provided financial guarantees on municipal bonds and asset backed securities.

UICI PROXY AGREEMENT

      In consideration of the termination of a previously existing shareholders' agreement, on November 7, 2001, UICI and the Company entered into a Proxy Agreement (the "Proxy Agreement") pursuant to which UICI has granted a proxy to the Company's Board of Directors, with full power of substitution for and in the name, place and stead of UICI to appear at the Annual Meeting of shareholders of the Company, and at any postponement or adjournment thereof, and to vote thirty-three and one-third percent (33 1/3%) of the number of shares of the Company Common Stock held of record from time to time by UICI or its affiliates for the sole purpose of electing directors to the Board of Directors of the Company, with all the powers and authority UICI would possess if personally present. The voting rights granted by UICI in the Proxy Agreement require the votes to be cast in favor of the nominees that a majority of the directors shall have recommended to stand for election. The Proxy Agreement does not confer upon the proxies a voting right for any other purpose.

      The Proxy Agreement shall terminate at the earlier to occur of (i) the tenth anniversary of the effective date of the Proxy Agreement, (ii) such date as UICI beneficially holds less than twenty five percent (25%) of the outstanding shares of the Company Common Stock on a fully diluted basis, (iii) such date as any person or persons acting as a "group" (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended) beneficially holds a greater percentage of the outstanding shares of the Company Common Stock on a fully diluted basis than the percentage beneficially owned by UICI, or (iv) the filing by the Company of a voluntary petition in bankruptcy or the filing by a third party of an involuntary petition in bankruptcy with respect to the Company.

      In accordance with the Proxy Agreement, at the Annual Meeting the Board of Directors will vote thirty-three and one-third percent (33 1/3%) of the number of shares of the Company Common Stock held of record by UICI and its affiliates FOR the proposals contained in this Proxy Statement.

               THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
                       VOTE FOR THE NOMINEES FOR DIRECTOR.

                          BOARD MEETINGS AND COMMITTEES

      The Board of Directors has an Executive Committee, a Compensation & Nominating Committee, a Related Party Transactions Committee and an Audit Committee to perform the functions described below. During 2001, the Board of Directors of the Company held eight meetings. Each director attended at least 75% of the aggregate meetings held by the Board of Directors and the Committees on which he served.

      The Executive Committee is responsible for conducting business when a meeting of the full Board of Directors is not feasible. The members of the Executive Committee are Messrs. Clemens, Gutstein, Hickey, Hopkins and McLane. The Executive Committee did not meet during 2001.

      The Compensation and Nominating Committee is responsible for the administration of the Company's option plans and other compensation matters, and making recommendations for nominees for directors when a vacancy of the Board of Directors exists. The members of the Compensation & Nominating Committee are Messrs. Clemens, Brown, Hickey and Gutstein. The Compensation and Nominating Committee met once during 2001, and three times in early 2002. The Report of the Compensation and Nominating Committee is included in this Proxy Statement.

      The Related Party Transactions Committee is responsible for the review and oversight of contractual and business relationships between the Company and affiliated parties, including a review of the fairness, profitability, overall quality and performance standards of any product, licensing and professional service agreements. The members of the Related Party Transactions Committee are Messrs. Brown, Hager and Maloney. The Related Party Transactions Committee which was formed in November 2001, did not meet in 2001, and held its first meeting in early 2002.

      The Audit Committee is responsible for the selection of the Company's auditors, reviewing the scope and results of audits, reviewing management's overview of the risks, policies, procedures and controls surrounding the integrity of financial reporting, reviewing the relationship that may affect the independence of outside auditors, reviewing any internal control or accounting issues of the Company and reviewing the adequacy of the Company's accounting, financial and operating systems. The members of the Audit Committee are Messrs. Hager, Hickey, Hopkins and Ashker. The Audit Committee held four meetings in 2001. Mr. Ashker is not deemed to be independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers Manual because he is a former officer of the Company. The Board of Directors has determined that Mr. Ashker's appointment to the Audit Committee is in the best interests of the Company and its shareholders because of Mr. Ashker's familiarity with the Company on an historical basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the Compensation Committee & Nominating Committee was a former officer or employee of the Company or any of its subsidiaries, nor do any of them have any interlocking relationship with any other company, that requires disclosure under this heading.

DIRECTOR COMPENSATION

      In February 2001, the Board adopted a Director Compensation Plan for Non-Employee Directors. Under the plan, outside, independent directors received 2,000 options and 500 options for physical attendance at each regular Board or Board committee meetings, respectively; 1,200 options and 300 options for attendance by teleconference at each regular Board or Board committee meetings, respectively; 300 options for attendance by teleconference at each special meeting of the Board; and 5,000 options to new directors on the date of their election to the Board. All such options were granted from the 2000 Stock Option Plan. All options granted under this plan were priced according to the 2000 Option Plan, and fully vested within 30 days of the grant date.

      In February 2002, the Board adopted a simplified Director Compensation Plan for independent, outside, non-employee directors. Under the plan, each outside director, who is not a current or former employee, will receive a total of 20,000 options for service in 2002. An additional 2,500 options are granted to each Committee chair for service in such capacity in 2002. Any newly elected director who joins the Board during 2002 will receive a pro rata number of options on the date of their election to the Board. All such options will be granted from the 2000 Stock Option Plan. All options granted under this plan shall be priced according to the 2000 Stock Option Plan, and shall vest 25% upon the date of each scheduled regular quarterly Board of Directors meeting during 2002.

                PROPOSAL 2 - RATIFICATION OF SELECTION OF AUDITOR

      The Board of Directors has selected Ernst & Young, LLP as independent certified public accountants for the fiscal year ended December 31, 2002, and has determined that it would be desirable to request that the shareholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment of Ernst & Young, LLP to serve as the Company's independent certified public accountants for the fiscal year ended December 31, 2002.

      Representatives from Ernst & Young, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

AUDIT FEES

      For the fiscal year ended December 31, 2001, the Company paid Ernst & Young LLP, its independent auditor, $230,000 for professional services rendered for the audit and reviews of the Company's financial statements for fiscal year 2001.

ALL OTHER FEES

      For the fiscal year ended December 31, 2001, the Company paid Ernst & Young LLP $114,000 for all other services rendered for fiscal year 2001.

FORMER AUDITORS

      BDO Seidman, LLP served as the Company's principal accountant for fiscal 2000 and 1999, and an interim period from January 1, 2001 through April 17, 2001. By the recommendation of the Company's Audit Committee and action of the Company's Board of Directors, BDO Seidman, LLP was terminated on April 17, 2001. On the same date, Ernst & Young, LLP was appointed as the Company's independent certified public accountants for the year ended December 31, 2001.

      The reports of BDO Seidman, LLP on the financial statements of the Company for the two-year period ended December 31, 2000 and for the interim period in fiscal 2001 did not contain an adverse opinion or a disclaimer of opinion. The financial statements for that time period were not qualified or modified as to uncertainty, audit scope or accounting principles. The Company did not have any disagreements with BDO Seidman, LLP during the two-year period ended December 31, 2000 and the interim period in fiscal 2001 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

               THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
                   VOTE FOR THE RATIFICATION OF THE SELECTION
                       OF ERNST & YOUNG, LLP AS AUDITORS.

                               EXECUTIVE OFFICERS

      Biographical information regarding the Company's executive officers is as follows:

      JAMES W. MCLANE. See biographical information under the caption Proposal I
- Election of Directors.

      JOHN M. CARRADINE, age 43, has been Treasurer and Chief Financial Officer of the Company since March 2001, and Executive Vice President of Finance and Corporate Development since April 1, 2002. Prior to such time, Mr. Carradine served as Chief Financial Officer and a director of Micrografx, Inc. from 1998 to 2001, a publicly traded software development and services company with operations in the United States, Europe, Japan, and Australia, where he was responsible for worldwide financial and administrative functions including all finance and accounting, technology operations, planning and investor relations. Prior to Micrografx, Mr. Carradine served as Vice President of Finance and Chief Financial Officer of Intellicall, Inc. from 1990 to 1998, an American Stock Exchange listed manufacturer and provider of telecommunications products and services both in the United States and overseas. Mr. Carradine began his career with Arthur

Young and Company as an Auditor from 1980 to 1983, and subsequently served from 1983 to 1990 as Treasurer for Computer Language Research, Inc., a provider of software and data processing services.

      JOHN D. SMITH, age 37, joined the Company on April 1, 2002, as Executive Vice President of Operations and Market Development. Mr. Smith was a Senior Principal with DiamondCluster International, Inc., a global business strategy and technical solutions firm from January 2001, until joining the Company in April 2002. From 1995 until 2001, Mr. Smith was Chief Executive Officer of Beauty Concepts, Inc. a venture capital-backed retail chain. From 1992 until 1994, Mr. Smith was a senior associate with McKinsey & Company, a global strategy firm. Prior to that time, Mr. Smith spent three years with both General Electric and IBM.

      MARK H. AIRHART, age 56, has been Senior Vice President of Computing & Network Services for the Company since January 2000, and President of the Healthaxis Imaging Services, LLC, the Company's imaging and data capture subsidiary, since August 2000. Mr. Airhart was Vice President of Computing & Network Services for Insurdata Incorporated from 1997 until January 2000 when Insurdata merged with Healthaxis.com, Inc. Prior to joining Insurdata, Mr. Airhart served as senior vice president of operations for SHL Systemhouse, a then wholly-owned subsidiary of MCI, Inc., which has since been sold and integrated into EDS. He also spent 10 years as managing director for the Houston operations of Itel Corporation. Prior to joining Itel, he was the managing director for the consolidated data center operations of FMC Corporation, and a senior program systems representative for IBM Corporation.

      EMRY P. SISSON, age 37, has been the Company's Senior Vice President of Web Technologies since May 2001. Prior to this role he was the Vice President of Application Software Support and was responsible for all software product support. Prior to joining Insurdata in 1998, Sisson served as the Chief Operating Officer for BT Systems Integrators, a provider of imaging and information management solutions. Sisson graduated from the United States Military Academy at West Point in 1986 with a degree in Computer Science. During his time in the Military, he served seven years as a combat arms officer.

      NANCY MENDOZA, age 43, has been the Company's Senior Vice President of Application Solutions since May 2001. Ms. Mendoza previously served as Vice President of Application Solutions and has served in numerous other management roles since joining Insurdata in 1988.

      J. BRENT WEBB, age 40, has been Vice President, Secretary and General Counsel since April 1, 2002. Mr. Webb has been a Vice President of the Company since May 2001, and previously served as Assistant Secretary. Mr. Webb joined Insurdata in January 1999 as Corporate Counsel. Prior to joining Insurdata, Mr. Webb spent 11 years in private legal practice in the Dallas, Texas area.

                             EXECUTIVE COMPENSATION

      The following table sets forth information regarding compensation paid by the Company and its subsidiaries to the Chief Executive Officer and each Named Executive Officer during the years ending December 31, 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                    Annual Compensation                 Compensation
                                     -----------------------------------------------       Awards
                                                                                         Securities
                                                                       Other Annual      Underlying      All Other
                                                Salary      Bonus      Compensation        Options     Compensation(1)
Name and Principal Position          Year         ($)        ($)            ($)              (#)             ($)
----------------------------------   ----      ----------   -------    -------------     ------------  ---------------

James W. McLane,                     2001      299,566(3)       --        24,026(4)            --           4,000
Chairman, Chief Executive Officer    2000           --(3)       --            --          773,270(5)           --
and President(2)                     1999           --          --            --               --              --

Michael Ashker,                      2001        50,000(7)      --        12,780(8)            --             500
Former Chief  Executive  Officer     2000       190,769     60,000            --          206,770(5)        1,750
and President (6)                    1999       120,000     50,000            --          271,800(5)           --

John Carradine                       2001       157,692      7,770            --          200,000           3,000
Executive Vice President and         2000            --         --            --               --              --
Chief Financial Officer              1999            --         --            --               --              --

Emry P. Sisson                       2001       160,855      9,800            --          100,000           3,187
Senior Vice President of Web         2000       113,895     15,000            --           14,674(5)        2,149
Technologies                         1999        86,554     11,936            --           17,742(5)        2,965

Vernon Sheppard                      2001       187,000     13,090        19,449(10)       25,000           4,000
Senior Vice President of Major       2000       195,270         --            --           53,026(5)        2,452
Accounts(9)                          1999         5,769         --            --           44,355(5)           --

Mark H. Airhart                      2001       200,000     14,000            --               --           2,460
Senior Vice President of             2000       207,511     58,875            --           13,340(5)        2,510
Operations                           1999       157,240     60,040            --               --           2,499
and President of Healthaxis
Imaging Services

----------------------------
(1) Represents the amount contributed to the 401K savings plan by the Company on behalf of the named executive.
(2) Mr. McLane became President and Chief Executive Officer on February 1, 2001. Prior to that date, Mr. McLane served as a consultant to the Company.
(3) The amount shown excludes $18,750 in consulting fees paid to Mr. McLane during 2001 as a consultant, and $68,750 paid as consulting fees in fiscal year 2000.
(4) Represents travel and living expenses paid by the Company on behalf of Mr. McLane who lives in Pennsylvania.
(5) Reflects the total shares of Company Common Stock currently underlying the options granted in the year shown as a result of the January 2001 merger of Healthaxis.com, Inc. with the Company.
(6) Mr. Ashker resigned as the Company's President and Chief Executive Officer in February 2001. Following such resignation, the Company entered into a consulting agreement with Mr. Ashker as described under the caption Other Agreements in the Section titled Certain Relationships and Related Transactions.
(7) The amount shown excludes $135,000 in consulting fees paid to Mr. Ashker during 2001 under the consulting agreement.
(8) Represents living expenses and automobile expenses paid by the Company on behalf of Mr. Ashker.
(9) Mr. Sheppard was the Company's Senior Vice President of Major Accounts from May 2001 through March 2002. Mr. Sheppard had previously served as Vice President of Client Services and in various other senior management roles after joining Insurdata in 1999. As of April 1, 2002, Mr. Sheppard is no longer employed by the Company.
(10) Represents travel and living expenses paid by the Company on behalf of Mr. Sheppard.

                              STOCK OPTIONS GRANTED

      The following table sets forth information regarding options granted to the Chief Executive Officer and each Named Executive Officer during 2001 and the values of such options held by such individuals at fiscal year end.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                                                                          Potential Realizable Value
                                           Number of    % of Total                         At Assumed Annual Rates
                                          Securities      Options    Exercise              Of Stock Appreciation for
                 Name                       Options     Granted to    Price    Expiration        Option Term (1)
                                          Granted (2)    Employees   $/Share      Date         5%           10%
---------------------------------------  ------------   -----------  --------  ---------- -------------- ------------
James W. McLane........................         --           --          --           --            --           --
Chairman, Chief Executive Officer and
President


Michael Ashker.........................         --           --          --           --            --           --
Former Chief Executive Officer and
President of the Company and
Healthaxis


John Carradine.........................    100,000        11.89%     $ 0.82    3/19/2011       $51,569     $130,687
Chief Financial Officer                    100,000        11.89%     $ 1.00    5/18/2011       $62,889     $159,374


Emry P. Sisson.........................    100,000        11.89%     $ 1.00    5/18/2011       $62,889     $159,374
Sr. Vice President


Vernon Sheppard........................     25,000         2.97%     $ 1.00    5/18/2011       $15,722      $39,844
Sr. Vice President


Mark H. Airhart........................         --           --          --           --            --           --
Sr. Vice President

----------------------------


(1) Pursuant to the rules of the Securities and Exchange Commission, the amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of the respective underlying common stock. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the expiration dates of the stock options, of the applicable underlying common stock obtainable upon exercise of such stock options over the aggregate exercise price of such stock options.

(2) All options shown were granted under the Company's 2000 Stock Option Plan and will vest 25% upon each anniversary date beginning with May 18, 2002.

              AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

         The following table sets forth information regarding options exercised by the Chief Executive Officer and each of the Named Executive Officers during fiscal 2001, as well as the year end values of shares underlying options:

                                                          NUMBER OF SECURITIES UNDERLYING
                                                        UNEXERCISED OPTIONS/ SARS AT FISCAL  VALUE OF UNEXERCISED IN-THE-MONEY
                                                                     YEAR END                OPTIONS/SARS AT FISCAL YEAR-END ($)
                                                                     --------                -----------------------------------

                        SHARES ACQUIRED      VALUE
          NAME          ON EXERCISE (#)    REALIZED($)    EXERCISABLE     UNEXERCISABLE         EXERCISABLE     UNEXERCISABLE
         ------         ---------------    -----------    -----------     -------------         -----------     -------------

James W. McLane              ---              ---           473,570          300,150                ---              ---

Michael Ashker               ---              ---         1,727,191              ---                ---              ---

John Carradine               ---              ---            28,000          172,000                ---              ---

Emry P. Sisson               ---              ---            34,412          129,486                ---              ---

Vernon Sheppard              ---              ---            25,429           52,597                ---              ---

Mark H. Airhart              ---              ---           237,779           66,533                ---              ---

                EMPLOYMENT AGREEMENTS AND EMPLOYMENT ARRANGEMENTS

      Pursuant to the terms of an agreement, entered into in December 2000 to be effective February 2001, by Healthaxis.com, Inc. and James W. McLane, the President and Chief Executive Officer of the Company, Mr. McLane receives an annual salary of $325,000, subject to review and adjustment annually by the Board of Directors of the Company. Mr. McLane is an "at-will" employee and does not receive health benefits from the Company. However, Mr. McLane is eligible to participate in the Company's disability and group life and 401(k) Plan and in any bonus or incentive plan adopted by the Company with a bonus target equal to 50% of annual base salary. The agreement also provides for the reimbursement of Mr. McLane for all reasonable and necessary business and travel related expenses incurred by him, and the use of an apartment in Dallas, Texas during his service to the Company.

      In addition, in December 2000, Healthaxis.com, Inc. granted to Mr. McLane stock options to purchase 550,000 shares of Healthaxis.com Inc. Common Stock at an exercise price of $4.00 per share. As a result of the Company's reorganization in January 2001, these options were converted into the right to receive 733,700 shares of the Company Common Stock at a price of $3.00. Of this amount, options to purchase 333,500 shares were immediately exercisable and options to purchase the remaining 400,200 shares vest at a rate of 100,050 shares per year commencing on the first anniversary of the grant date. These options have a term of five years. The vesting of these options accelerates in the event of a change in control of the Company as defined in the Amended and Restated 1998 Stock Option Plan or if Mr. McLane is not retained as Chief Executive Officer and is asked to resign from the board, other than for cause.

      The Company has entered into Change in Control Employment Agreements with Messrs. McLane, Carradine, Smith, Sisson and Webb, and with Ms. Mendoza. These agreements were recommended by the Company's Compensation & Nominating Committee and approved by the Board of Directors. The effective date of the agreements is January 1, 2002, except in the case of Mr. Smith, whose agreement was effective

April 1, 2002. Under these agreements, the Company will provide the covered individuals with termination benefits if their employment is terminated by the Company without "cause" or by the individual for "good reason," as those terms are defined in the agreement, within six months prior to a change in control or three years after a change in control. The termination benefits under these agreements are as follows:

      o A lump sum payment equal to two years' salary and his average bonus for the preceding three years in the case of Mr. McLane; a lump sum payment equal to eighteen months' salary and the average bonus for the preceding three years in the case of Mr. Carradine and Mr. Smith; and a lump sum payment equal to one year's salary and the average bonus for the preceding three years in the case of Mr. Sisson, Mr. Webb and Ms. Mendoza;

      o Immediate acceleration of any vesting periods for any options to purchase the Company's common stock and an extension of the period during which such options may be exercised from 90 days following termination of employment to thirty-six months following termination of employment;

      o Continuation of health and insurance benefits for 12 months following termination of employment; and

      o Outplacement services for 12 months following termination of employment.

      Following a change of control, the agreement will be treated as an employment agreement between the covered individual and the Company, the terms of which will require the Company to compensate the individual at the rate of compensation and bonus immediately prior to the change of control. The term of this employment agreement is three years, commencing on the date the change of control occurs.

      A "change in control" is defined in the agreements as (i) a merger or consolidation of the Company with or into another corporation in which the Company in not the surviving corporation; (ii) a dissolution of the Company (excluding a dissolution of the Company which is a direct result of the Company's default on the outstanding two percent (2%) convertible debt); (iii) a transfer of all or substantially all of the assets of the Company in one transaction or a series of related transactions to one or more other persons or entities; (iv) any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the "1934 Act")), other than Excluded Persons (as defined below), becomes the "beneficial owner" (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (v) after January 1, 2002, UICI and/or any affiliate of UICI acquires, directly or indirectly, the power to vote over 50% of the voting securities of the Company (except that any shares UICI acquires as a direct result of a forfeiture of the options to acquire shares of the Company's Common Stock held in the Founders Voting Trust shall not be included in any determination as to whether UICI has acquired the power to vote over 50% of the voting securities of the Company);
(vi) after January 1, 2002, individuals who at the beginning of the period constituted the Board of Directors of the Company (together with any new directors whose election by such directors or whose nomination for election by the shareholders of the Company was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office; or (vii) a significant reorganization of the Company occurs, such as a spin-off, sale of assets of a business or other restructuring, and as a result, the duties and responsibilities of the Named Executive Officer are materially reduced. The term "Excluded Persons" means UICI, any affiliate of UICI, and a trustee or other fiduciary holding securities under an employee benefit plan of the Company.

      Under the agreements, the covered individual may not become an employee of, independent contractor of, consultant to, or perform any services for competitors of the Company for a specified period following the termination of his or her employment by the Company. The specified period is two years in the case of Mr. McLane, eighteen months in the case of Mr. Carradine and Mr. Smith, and one year in the case of Mr. Sisson, Mr. Webb and Ms. Mendoza. The agreements also contain confidentiality obligations that survive indefinitely, and nonsolicitation obligations that continue for two years following termination of employment.

      The agreements contain a tax gross-up provision relating to any excise tax that the covered individual incurs by reason of the receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      GENERAL POLICIES. The Company's compensation programs are intended to enable the Company to attract, motivate, reward, and retain the management talent required to achieve aggressive corporate objectives in a highly competitive industry, and thereby increase shareholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the Company's business. To attain these objectives, the Company has developed a senior management compensation program which includes a competitive base salary, an equity based incentive plan, an employee benefit program, as well as the Management Incentive Program.

      MANAGEMENT INCENTIVE PROGRAM - In 2001, the Company replaced the existing Leadership Incentive Program with the Management Incentive Program (the "MIP"). The MIP is designed to be a more effective incentive compensation plan since it aligns more closely with Company goals and the need to establish operating profitability. The Program provides incentives to key members of the management team by setting goals and objectives and rewarding achievement of such goals and objectives with cash bonus compensation. Under the program, cash bonus compensation is not paid out unless the Company reaches $100,000 pre-tax profitability assuming a fully-funded plan, and preserves a minimum of $7.5 million in cash on the balance sheet. The MIP is administered by a committee comprised of the CEO, the CFO and the Director of Human Resources, which makes its recommendations on a quarterly basis to the Compensation Committee of the Board of Directors.

      CEO COMPENSATION - On February 1, 2001, Michael Ashker terminated full-time employment as President and Chief Executive Officer with the Company pursuant to a severance agreement. Pursuant to the terms of the Severance Agreement, Mr. Ashker continued as Chairman of the Board until March 31, 2001, at his annual salary rate of $200,000 per annum. Effective April 1, 2001, Mr. Ashker continued as a non-executive Chairman until June 30, 2001, and performed services pursuant to a 12 month consulting agreement which paid him $15,000 per month. Mr. Ashker also received (i) standard Company medical benefits for six months, (ii) reimbursement for Company business-related expenses, (iii) monthly payments for a Company-leased automobile through June 30, 2001, (iv) his laptop computer, desktop printer, cell phone and peripherals, and (v) continued occupancy of a Company-paid apartment in Dallas, Texas through March 31, 2001. In addition, all unvested stock options previously granted to Mr. Ashker became fully vested, and the post termination exercise period of such options was extended to three years from the effective date on which Mr. Ashker no longer serves as either a director, employee or consultant of the Company.

      In February 2001, James W. McLane was named Chairman, Chief Executive Officer and President. Mr. McLane receives an annual base salary of $325,000, and is also eligible for bonus compensation under the

MIP of up to 50% of Mr. McLane's annual base salary. Payment of such bonus shall be determined by the Compensation & Nominating Committee based on achievement of certain goals, and may be made only if the Company reaches $100,000 pre-tax profitability assuming a fully-funded MIP, and preserves a minimum of $7.5 million in cash on the balance sheet. No bonuses were paid to Mr. McLane under the MIP in 2001. In addition, Mr. McLane was granted stock options to purchase 550,000 shares of Healthaxis.com, Inc. Common Stock at an exercise price of $4.00 per share under the Amended and Restated 1998 Stock Option Plan. As a result of the Company's reorganization completed in January 2001, these options were converted into the right to purchase 733,700 shares of the Company Common Stock at a price of $3.00. Of this amount, options to purchase 333,500 shares of the Company' Common Stock were immediately exercisable and options to purchase the remaining 400,200 shares vest at a rate of 100,050 shares per year commencing on the first anniversary of the grant date. These options have a term of five years. The vesting of these options accelerates in the event of a change in control of the Company as defined in the Amended and Restated 1998 Stock Option Plan or if Mr. McLane is terminated as Chief Executive Officer and director of the Company, other than for cause. Mr. McLane's compensation is based on the Committee's evaluation of his contribution to the Company as well as the amount of his compensation relative to Chief Executive Officers of comparative companies.

      In April 2001, the Company offered up to $400,000 in aggregate non-recourse loans, at the prime rate of interest, to employees eligible under the Leadership Incentive Program (now replaced by the MIP) to purchase up to 1,400,000 shares of the Company's Common Stock a third party in a privately negotiated deal. Under the terms of the stock purchase loan program, eligible employees could borrow up to $75,000 each for up to 50% of the purchase price of stock. Under this program, Mr. McLane purchased 250,000 shares of the Company Common Stock and borrowed $75,000 under the loan program towards the purchase price.

      In January 2002, Mr. McLane was granted 750,000 stock options to purchase the Company Common Stock at a price of $0.68 per share. Of this amount, options to purchase 187,500 shares were immediately exercisable, and options to purchase the remaining 562,500 shares vest at a rate of 187,500 on each of the successive anniversary dates of the grant. These options have a term of ten years and vesting accelerates in the event of a change of control of the Company as defined in the 2000 Stock Option Plan or if McLane is not retained as CEO and is asked to leave the Board of Directors unless such termination or removal is for cause.

      POLICY WITH RESPECT TO SECTION 162(M) OF THE INTERNAL REVENUE CODE. Generally, Section 162(m) of the Internal Revenue Code, and the regulations promulgated thereunder referred to as Section 162(m), denies a deduction to any publicly held corporation, such as the Company, for compensation exceeding $1,000,000 paid to the Chief Executive Officer and the four other highest paid executive officers during any taxable year, excluding, among other things, some performance-based compensation. The Committee intends to evaluate the level of compensation and the importance to the Company of qualifying for the performance-based exclusion with respect to options having an exercise price of not less than the fair market value of the Common Stock on the date of grant. The Compensation & Nominating Committee will also continually evaluate to what extent Section 162(m) will apply to its other compensation programs.

SUBMITTED BY THE COMPENSATION & NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

Kevin Hickey, Chairman
Kevin Brown
Alvin Clemens
Adam Gutstein

                            REPORT OF AUDIT COMMITTEE

      The Audit Committee met four times in 2001. As required by its charter, which has been adopted by the Board of Directors, the Audit Committee has met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with the Company's independent auditors, Ernst & Young, LLP, regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with Ernst & Young, LLP its independence. Based upon the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James L. Hopkins, Chairman
Kevin Hickey
Michael Ashker
Henry G. Hager

                             STOCK PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in cumulative total return (change in the year-end stock price plus reinvested dividends) to the Company's shareholders against the cumulative total return of the NASDAQ US Market Index and the Dow Jones Technology, Software Index for the five years beginning December 31, 1996. In 2000, the Company changed the Peer Group Index to reflect that the Company entirely changed its business from being an insurance holding company with risk-bearing health insurance companies to a technology company primarily providing software and application integration services to clients using the Internet for health insurance distribution and administration.


                            CUMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1996
                           WITH DIVIDENDS REINVESTED




                             [ PERFORMANCE GRAPH ]





----------------------- ----------- ------------ ----------- ----------- ----------- ------------
                           DEC-96       DEC-97      DEC-98      DEC-99      DEC-00     DEC-01
----------------------- ----------- ------------ ----------- ----------- ----------- ------------
HEALTHAXIS INC.             $100         $ 17        $ 71        $251        $ 10       $  5
----------------------- ----------- ------------ ----------- ----------- ----------- ------------
DOW JONES TECHNOLOGY,       $100         $132        $222        $442        $236       $199
SOFTWARE INDEX
----------------------- ----------- ------------ ----------- ----------- ----------- ------------
NASDAQ U.S.                 $100         $122        $173        $321        $193       $153
----------------------- ----------- ------------ ----------- ----------- ----------- ------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                TRANSACTIONS REGARDING 2% CONVERTIBLE DEBENTURES

      On September 20, 2000, the Company, Mr. Clemens, a director of the Company, UICI, a significant shareholder of the Company, and Brown Simpson Partners I, Ltd., entered into a securities purchase agreement with Royal Bank of Canada, which provided for the purchase of $5.0 million in principal amount of the 2% convertible debenture and warrants to purchase 36,873 shares of the Company Common Stock for an aggregate purchase price of approximately $3.5 million. As a result of this purchase and the amendments to the debentures and warrants discussed below, each of Mr. Clemens, UICI and Brown Simpson Asset Management, LLC, each hold a 2% convertible debenture, which is convertible into 185,185 shares of the Company Common Stock and a warrant to purchase 12,291 shares of the Company Common Stock at $3.01 per share. In connection with this transaction and in exchange for the selling debenture holder's release of the Company for any and all defaults by the Company under the 2% convertible debenture, warrant and related agreements, the Company issued to the selling debenture holder a warrant for 50,000 shares of the Company Common Stock at an exercise price of $3.01 per share.

      On September 28, 2000, the Company entered into an Amendment to the Securities Purchase Agreement dated September 14, 1999, between the Company and the holders of the Company' $27.5 million 2% convertible debentures due September 14, 2002, including Mr. Clemens and UICI. In accordance with the terms of the amendment, effective January 29, 2001, among other things, (i) the maturity date of the debentures were extended to September 14, 2005, (ii) the conversion price was changed to $9.00 per share and (iii) the events of default were modified. Based upon the revised conversion price, the amended debentures are convertible into 3,055,555 shares of the Company' Common Stock. The terms of the warrants to purchase 202,802 shares of the Company' Common Stock issued to the purchasers of the debentures were also amended to reduce the exercise price to $3.01 and to extend the exercise period of the warrants for an additional year, or until September 13, 2005. In addition, as part of this transaction, the Company and the holders of the debentures entered into an Amended and Restated Registration Rights Agreement on January 29, 2001. The Company renegotiated the terms of these agreements in order to extend the maturity dates of the debentures and to obtain a conditional waiver which suspends any and all past or current defaults or violations arising under the original terms of these debentures or the registration rights agreement from September 28, 2000 through the closing date of the reorganization, and precludes the holders from enforcing any and all past, current or future defaults or violations by the Company arising under the original terms of debentures or the registration rights agreement from September 28, 2000 through the closing date of the reorganization.

                             UICI AND ITS AFFILIATES

      The Company currently provides services to a number of UICI subsidiaries and affiliates pursuant to written agreements, including the UICI outsourcing agreement and the other agreements described below, ranging from one to five years, with annual renewable options thereafter. These services include the licensing of some of its propriety work flow and business applications as well as systems integration and technology management. UICI and its subsidiaries constitute, in the aggregate, the Company's largest client. For the year ended December 31, 2001, revenues from services rendered to UICI and its subsidiaries accounted for an aggregate of approximately $29.7 million, or 68%, of the Company's total revenues . As of December 31, 2001, the Company had trade receivables from UICI and its subsidiaries and affiliates of $3.3 million.

      UICI and its former subsidiary, Insurdata Incorporated, entered into various agreements, all of which were assumed by the Company as a result of the January 2000 merger of Healthaxis.com, Inc. with Insurdata Incorporated and the completion of the January 2001 reorganization. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. There can be no assurance that each of these agreements, or the transactions provided for therein, will be effected on terms at least as favorable to the Company as it could have obtained from unaffiliated third parties.

      UICI TECHNOLOGY SERVICES AGREEMENT. UICI and its affiliates and the Company have entered into a technology services agreement. The terms of this agreement were negotiated between Insurdata Incorporated and UICI concurrent with the Company's acquisition of Insurdata. Pursuant to the terms of this agreement, the Company provides UICI and its affiliates with technology support services, system integration services, data processing services, local area network and other telecommunications services, and other software and hardware based services for an initial term of five years commencing in January 2000. At UICI's option, the parties are required to negotiate, in good faith, a three year renewal term prior to the expiration of the agreement. If they are unable to agree on renewal prices, terms and conditions, the agreement will expire at the end of the initial term.

      The agreement is terminable without cause by UICI, or the Company, at anytime upon not less than 180-day notice to the other party. The agreement contains no minimum or maximum commitments on behalf of UICI and its affiliates, and UICI and its affiliates are free to obtain the services provided by the Company from an unrelated third party during the term of the agreement. In fact, revenue recognized under this agreement declined to $21.4 million in 2001 from $21.7 million in 2000, and UICI has advised the Company that it intends to seek to further reduce its dependence on the Company for services under this agreement. UICI has advised the Company that it intends to seek to further reduce its dependence on the Company for services under this agreement due to UICI's strategic objective of regaining control of and managing its own information technology staff. UICI has also indicated that it expects that its payments to the Company under the agreement in 2002 will be less than its payments in 2001, and will likely decline each year thereafter through the expiration of the agreement in 2005, at which time UICI has indicated that it does not intend to renew the agreement.

      Generally, the services provided under the agreement must be billed at the Company's cost plus 10%. The agreement also requires that if the Company charges an unaffiliated third party a rate that is lower than it charges UICI and its affiliates for similar services, UICI and its affiliates would be entitled to receive the lower rate. At the expiration or termination of the agreement, UICI has the right to hire certain employees of the Company or its affiliates who have spent greater than 80% of their time providing services to UICI and its affiliates during the six months preceding the expiration or termination of the agreement.

      In addition, at the expiration or termination of the agreement, the Company is obligated to provide up to six months of transition assistance services. The parties also agreed to indemnify and hold one another harmless against certain enumerated losses and claims.

      LICENSE AGREEMENT. On January 25, 2001, the Company entered into a software license agreement with UICI. Under the agreement, UICI paid a one-time license fee of approximately $1.8 million for a perpetual, enterprise-wide software license. UICI had the option to terminate the agreement within the first two years of its term, in which case a prorated portion of the one-time license fee would be refunded. On September 24, 2001 this agreement was amended to shorten the original refund period from December 2002 to March 2002. The remaining amount refundable was agreed to be $840,000 as of September 30, 2001 and such amount will be recorded as revenue on a prorata basis over the remaining six month term of the amended contract. Revenue recognized during 2001 under this agreement was approximately $1.4 million.

      MEGA HIPAA PROJECT. On May 29, 2001, the Company entered into an agreement with The MEGA Life and Health Insurance Company, a subsidiary of UICI, for the development and integration of software for compliance with HIPAA. This was a fixed price agreement totaling $515,000 payable upon the achievement of certain milestones. The project was completed in the third quarter of 2001. During fiscal 2001, UICI paid the Company $515,000 under this agreement.

      MEGA AND MIDWEST DATA CAPTURE SERVICES AGREEMENT. On May 1, 1999, the Company's data capture subsidiary entered into a services agreement with The MEGA Life and Health Insurance Company and Mid-West National Life Insurance Company of Tennessee, subsidiaries of UICI, for the provision of data capture services. As amended, the agreement expired on December 31, 2001, and has continued on a month-to-month basis during 2002. Data capture services are provided on a per transaction basis pursuant to the agreement. For the year ended December 31, 2001, revenues for services rendered under this Agreement accounted for an aggregate of $0.9 million.

      UICI MARKETING DATA CAPTURE SERVICES AGREEMENT. On December 17, 2001, the Company's data capture subsidiary entered into a services agreement with UICI Marketing, a subsidiary of UICI, for the provision of data capture services. The agreement includes a nominal set-up fee and data capture services are provided on a per transaction basis. No amounts were billed or paid under this agreement in fiscal 2001.

      UICI ADMINISTRATORS, INC. The Company provides data capture and business applications to UICI Administrators, Inc., an entity that provides administrative services and was owned by UICI in fiscal 2001, pursuant to a written license and services agreement. The agreement with UICI Administrators is for a three year term that expired in December 2001, with automatic annual renewal provisions thereafter, subject to prior notice of non-renewal. For the year ended December 31, 2001, revenues for services rendered to UICI Administrators under this agreement accounted for an aggregate of $5.0 million, which is 11.3% of the Company's total revenues.

      During 1999, Insurdata Incorporated entered into a contract with UICI Administrators and an unrelated third party for both programming services and ongoing processing of medical insurance claims and Medicare claims. The contract provides for the Company to receive an approximate $1.1 million fixed fee for programming services payable initially in cash up to $640,000 as programming services are performed and then by a $460,000 non-interest bearing note with an estimated value of approximately $370,000 using an estimated implied interest rate of 8.75%. The note will be paid in equal monthly installments of $7,666 over the five-year life of the contract. The note is collateralized by the proceeds of the cancellation provisions within the UICI Administrators' contract with the unrelated third party. The Company recorded no programming revenues under this arrangement during the year ended December 31, 2001.

      On January 17, 2002, UICI sold UICI Administrators, Inc. to American Administrative Group, Inc. ("AAG"), a party unrelated to either UICI or the Company. The Company and AAG are currently operating under a temporary arrangement whereby services continue to be provided under the same terms as the expired agreement with UICI Administrators, Inc. The Company and AAG are negotiating a definitive agreement, which is expected to be completed by June 30, 2002; however, there can be no assurances that such an agreement will be reached.

      LEASE AGREEMENTS. The Company previously leased two facilities from subsidiaries of UICI. The Company leased office space located in Hurst, Texas, pursuant to a written agreement that expired on December 31, 1999 and continued on a month to month basis through December 2000. The Company also leased additional office space in Dallas, Texas, on a month-to-month basis under a verbal agreement through December 2000. Effective in January 2001, these leases were replaced with an arrangement pursuant to which the Company provides a credit to UICI against amounts due under the master information technology outsourcing agreement for space utilized by Company personnel within these facilities. For the year ended December 31, 2001, the Company paid and/or credited an aggregate amount of approximately $72,000 to UICI and its subsidiaries under these leasing arrangements.

      WINTERBROOK/VSO. Winterbrook/VSO previously provided sales and marketing services for the Company's imaging and data capture subsidiary pursuant to a verbal brokerage agreement. The rights to commissions payable to Winterbrook/VSO under this arrangement are owned by UICI and Ronald L. Jensen, Chairman of UICI and a former director of Healthaxis.com, Inc. For the year ended December 31, 2001, the Company made net payments to Winterbrook/VSO of approximately $58,450. At December 31, 2001, the balance of commissions owed to Winterbrook/VSO was $0.00, and no further commissions will be accrued under the arrangement.

      NETLOJIX COMMUNICATIONS, INC. Netlojix Communications, Inc., a telephone company in which Ronald L. Jensen, Chairman of UICI and a former director of Healthaxis.com, Inc., and parties affiliated with Mr. Jensen own a controlling interest, provides telephone services to the Company pursuant to a written agreement dated September 6, 2000. The agreement will expire in August 2002. For the year ended December 31, 2001, Healthaxis paid Netlojix Communications, Inc. approximately $500,000 for services under this agreement.

      FOUNDERS PLAN VOTING TRUST. The Insurdata Incorporated merger agreement provided for a voting trust agreement which required the establishment of a trust to hold shares of the Company Common Stock, which are held of record by UICI, but as to which UICI has granted options to purchase such shares to some of the employees of the former Insurdata Incorporated and other UICI subsidiaries pursuant to its Insurdata Incorporated Founders' Program. The trustees of this trust are Michael Ashker, Alvin Clemens, Edward W. LeBaron, Jr. and Henry Hager who are referred to as the trustees. All of the trustees are also directors or former directors of the Company. A majority of the trustees have the power to vote the shares held by the trust in their discretion at all meetings of shareholders or pursuant to actions by unanimous consent. The voting trust agreement terminates upon the earlier of the distribution of the shares subject to the agreement or July 1, 2003. Upon the forfeiture of options covering shares held in this trust, the related shares are distributed to UICI, and upon termination of the voting trust the shares remaining in the trust will be distributed to UICI. As of March 8, 2002, the Insurdata Incorporated Founders' Trust held 2,682,798 shares of the Company Common Stock, of which 2,450,730 were subject to vested options.

      UICI VOTING TRUST. UICI, and Messrs. Ashker, LeBaron and Maloney entered into a voting trust agreement which provided for the establishment of a trust to hold 10,103,217 shares of Healthaxis.com, Inc. Common Stock held by UICI. This trust is referred to as the UICI Voting Trust in this proxy statement. The initial trustees of this trust are Michael Ashker, Edward W. LeBaron, Jr. and Dennis B. Maloney who are referred to as the trustees. All of the trustees are also directors or former directors of the Company. Mr. Maloney and Mr. Ashker are also former officers of the Company. A majority of the trustees had the power to vote the shares held by the trust in their discretion at all meetings of shareholders or pursuant to actions by unanimous consent. UICI retained dispositive power and the ability to receive all dividends on the shares held in the trust. The UICI voting trust was terminated effective November 7, 2001.

      UICI PROXY AGREEMENT. The Company and UICI are parties to a proxy agreement effective as of November 7, 2001. A summary of the material terms of the agreement can be found above under "Proposal I - Election of Directors - UICI Proxy Agreement".

                                      LOANS

      On October 18, 1999, Insurdata Incorporated made loans aggregating $631,000 to some of its executive officers and senior management, including Dennis B. Maloney, who was the Company's Chief Operating Officer until May 2001 and is currently a director. These loans were extended by Insurdata Incorporated for the purpose of enabling such individuals to exercise options to purchase Insurdata

Incorporated Common Stock issued under Insurdata Incorporated Founders' Plan. Each of the loans is due on December 31, 2002, and bears interest at a rate of 6% per annum, with interest payable quarterly. If the employee is terminated and there is a public market for the shares, the due date on the loan is accelerated to 90 days from the later of termination or the establishment of a public market. These loans are now held by the Company and are secured by Company Common Stock. Mr. Maloney repaid his loan in full on April 23, 2001. As of December 31, 2001, the balance outstanding on these loans was $184,000.

      In April 2001, the Company offered up to $400,000 in aggregate non-recourse loans, at the prime rate of interest, to employees eligible under the Leadership Incentive Program (now replaced by the Management Incentive Program) to purchase up to 1,400,000 shares of the common stock of the Company from a third party in a privately negotiated sale. Under the terms of the stock purchase loan program, eligible employees could borrow up to $75,000 each for up to 50% of the purchase price of stock. Under this program, Mr. McLane purchased 250,000 shares of the Company Common Stock and borrowed $75,000 under the loan program towards the purchase price. As of December 31, 2001, the balance outstanding on these loans to all participants, including Mr. McLane, was $127,000.

                DIAMONDCLUSTER INTERNATIONAL CONSULTING AGREEMENT

      In January 2002 the Company engaged DiamondCluster International, Inc. to provide business strategy consulting services to the Company for a fixed fee of $300,000 plus expenses payable upon completion of the engagement in 2002. DiamondCluster International may provide additional services to the Company during 2002. Mr. Gutstein, a director of the Company, is a director and President of North America for DiamondCluster International, Inc. Negotiations for this engagement were completed in 2001 prior to Mr. Gutstein joining the Board of Directors.

               COMMISSION ON SALE OF FORMER HEADQUARTERS BUILDING

      On December 17, 2001, the Company sold its former headquarters building located at 2500 DeKalb Pike, East Norriton, PA to an unrelated Pennsylvania partnership for $3,000,000 cash. In connection with the sale, a professional services fee of $28,059 was paid to Michael G. Hankinson, the former Senior Vice President, General Counsel and Secretary of the Company, for services provided in managing the sale process on behalf of the Company.

                                OTHER AGREEMENTS

      Mr. Clemens, Healthaxis.com, Inc. and the Company entered into a termination agreement in August 2000, which provides that the Company will pay to Mr. Clemens $106,250 on a quarterly basis over five years for an aggregate payment of $2,125,000. At the Company's option, the quarterly payments may be made by issuing shares of Common Stock in lieu of making the cash payment. Pursuant to a separate letter agreement dated September 19, 2000, the Company has agreed to employ Mr. Clemens on an at-will basis at an annual salary of $100,000, to provide health insurance for Mr. Clemens and his family, an automobile through March 2002, and an office and secretarial support until July 2002. Pursuant to these agreements, the Company also extended the expiration date of Mr. Clemens' 397,198 stock options for an additional three years through July 7, 2006. The quarterly payments to Mr. Clemens during 2001 were made in part by issuing Common Stock in lieu of cash. On March 6, 2002, the Company and Mr. Clemens entered into an agreement pursuant to which Mr. Clemens agreed to accept 358,332 shares of the Company's Common Stock in full payment and satisfaction of the remainder of the $2,125,000 obligation.

      Michael Ashker and the Company are parties to a consulting agreement, effective as of April 2001, under which Mr. Ashker will receive an aggregate $180,000 for his services pursuant to the agreement. The consulting agreement will expire twelve months following the effective date thereof. In the event that Mr. Ashker is terminated by the Board of Directors of the Company during the term of the consulting agreement, Mr. Ashker will receive a severance amount equal to the outstanding balance under the consulting agreement as a lump sum payment. In addition, under the terms of the consulting agreement, Mr. Ashker received medical insurance coverage at the current contribution rate for a period of six months following the effective date of the agreement. Under the terms of the agreement, Mr. Ashker is also entitled to reimbursement of all reasonable and necessary Company business-related expenses incurred while serving as the non-executive Chairman of the Board of the Company, which ended on June 30, 2001.

      In addition, pursuant to the terms of the agreement, all stock options previously granted to Mr. Ashker have been fully vested and the post-termination exercise period of these options was extended for a three-year period commencing upon Mr. Ashker's termination as a director, employee or consultant of the Company. The Company also agreed to register all shares underlying the options on a registration statement on Form S-8. In addition, if, during the three-year post termination exercise period, Mr. Ashker is unable to sell the shares acquired upon the exercise of his options because the Form S-8 is not effective, Mr. Ashker will be entitled to piggyback registration rights each time the Company files a registration statement.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires the Company' directors, executive officers, and persons who own more than 10% of a registered class of the Company' equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except Messrs. Ashker, Gutstein, Clemens and Maloney filed a Form 5 late in February 2002 to report two, three, five and one transactions in 2001, respectively.

ADVANCE NOTICE BYLAW PROVISION

      The Company's Amended and Restated Bylaws provide that nominations by shareholders for directors to be elected, or proposals by shareholders to be considered, at a meeting of shareholders and which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, not later than (i) with respect to an election to be held, or a proposal considered, at an annual meeting of shareholders, the latest date upon which shareholder proposals must be submitted to the Company for inclusion in the Company's proxy statement relating to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or other applicable rules or regulations under the federal securities laws or, if no such rules apply, at least ninety days prior to the date one year from the date of the immediately preceding annual meeting of shareholders, and
(ii) with respect to an election to be held, or a proposal to be considered at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

SHAREHOLDER PROPOSALS

      The deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company's 2003 Annual Meeting of Shareholders (the "2003 Meeting") will be November 18, 2002. As to all such matters which the Company does not have notice on or prior to November 18, 2002, discretionary authority shall be granted to the persons designated in the Company's proxy related to the 2002 Meeting to vote on such proposal. In addition, the Rule 14a-8 requirements applicable to inclusion of shareholder proposals in the Company's proxy materials related to the 2003 Meeting require that a shareholder proposal regarding the 2003 Meeting must be submitted to the Company at its office located at 5215 N. O'Connor Blvd., Suite 800, Irving, TX 75039, by November 18, 2002, to receive consideration for inclusion in the Company's 2003 proxy materials. Any such proposal must also comply with the proxy rules under the Securities Exchange Act of 1934, including Rule 14a-8.

                                  ANNUAL REPORT

      This Proxy Statement is accompanied by the Annual Report to Shareholders for the year ended December 31, 2001 (the "Annual Report"). The Annual Report contains the Company's audited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE, INCLUDING EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO:

             HEALTHAXIS INC.
             5215 N. O'CONNOR BLVD.
             SUITE 800
             IRVING, TX 75039
             ATTN: JIM TAYLOR
             VICE PRESIDENT OF FINANCE


                                            BY ORDER OF THE BOARD OF DIRECTORS,


                                            /s/ J. Brent Webb
                                            -----------------------
                                            J. BRENT WEBB
                                            SECRETARY

                                 HEALTHAXIS INC.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                         THE BOARD OF DIRECTORS FOR THE
               2002 ANNUAL MEETING OF STOCKHOLDERS ON MAY 21, 2002

      The undersigned shareholder of HEALTHAXIS INC., a Pennsylvania corporation (the "Company"), hereby acknowledges receipt of the official Notice of Annual Meeting of Shareholders, dated April 24, 2002, and hereby appoints James W. McLane and John Carradine, and each of them as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Shareholders of the Company, to be held on Tuesday, May 21, 2002, at 9:30 a.m., Central Standard Time, at the offices of the Company located at 5215 N. O'Connor Blvd., Suite 800, Irving, Texas 75039, and any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

      1. To elect nine directors to serve until the next annual meeting of shareholders and until their successors are duly elected;

      01    Michael Ashker            02    Kevin R. Brown
      03    Alvin H. Clemens          04    Adam Gutstein
      05    Henry G. Hager            06    Kevin F. Hickey
      07    James L. Hopkins          08    Dennis B. Maloney
      09    James W. McLane

      If there is any individual director with respect to whom you desire to withhold your consent, you may do so by indicating his name: .

         [ ] FOR                 [ ] AGAINST                   [ ] ABSTAIN

      2. To ratify the selection of Ernst & Young, LLP as the Company's independent accountants for the fiscal year ending December 31, 2002; and

         [ ] FOR                 [ ] AGAINST                   [ ] ABSTAIN

      3. To act upon such other matters as may properly come before the meeting.

         [ ] FOR                 [ ] AGAINST                   [ ] ABSTAIN

      In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) or postponement(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE APPROVAL OF ALL NINE OF THE DIRECTOR NOMINEES, (2) FOR THE RATIFICATION OF THE APPOINTMENT BY THE COMPANY'S BOARD OF DIRECTORS OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002, AND (3) TO ACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated:


--------------------------------------------


--------------------------------------------
Signature


--------------------------------------------
Signature

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


















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